                                                                   Exhibit 10.3



                               [VIXEL LETTERHEAD]

August 20, 1998

Mr. Kurtis Adams
[Address]

Dear Kurtis,

I'm pleased to offer you the position of Vice President, Finance and Chief Financial Officer, reporting to me. All of the people who participated in your interviews share my enthusiasm for your capabilities and potential for your success at Vixel.

The following compensation package has been structured to reflect the contributions we believe you have to offer in making Vixel Corporation an extraordinary success.

- BASE SALARY - An annualized rate of $140,000, payable at such times as Vixel payroll obligations are normally met, which is currently every two weeks. Your salary will be reviewed annually.

- EQUITY PARTICIPATION - Vixel management will recommend that you be granted an option to purchase 200,000 shares of common stock at the first Board meeting after you have started employment with the Company. This grant will be subject to Board approval.

- VESTING - Upon the Grant Date of your options, your options will vest per the attached schedule.

- ACCELERATED VESTING --During the first year of your employment with Vixel, upon the occurrence of both of (I) a change in control and (ii) your termination without cause and/or a significant change in your responsibilities by an acquiring entity, then the one year cliff in vesting of your options shall be waived plus one year of subsequent unvested options shall immediately vest. In addition, after you have completed one year of employment with Vixel, upon the occurrence of both of (I) a change in control and (ii) your termination without cause and/or a significant change in your responsibilities by an acquiring entity, then the greater of half of your unvested options or one year of your unvested options shall immediately vest.

- EARLY EXERCISE - Subject to Board approval, you will have the opportunity to early exercise all of your options. At your request, Vixel will accept a full recourse Promissory Note for the full exercise price and the interest which will accrue at 5.75% per annum to avoid imputed interest.

- VACATION - You will receive twelve days of vacation during your first year, plus holidays.

- LIFE INSURANCE - Vixel shall maintain, at the Company's expense, term life insurance for the benefit of your elected beneficiaries in the amount of two times your annual salary at a maximum of $350,000.

- HEALTH INSURANCE - Vixel provides group medical and dental insurance through the Mutual of Omaha Company at no cost for its employees. The premium for the dependent coverage is currently $50.00 per month.

- LONG TERM DISABILITY - Vixel will maintain a long term disability plan for you with benefits up to 66 2/3% of pre-disability earnings to a maximum of $10,000 per month.

- 401(K) - You will be eligible to enroll in the 40l(k) plan after six months of employment. As the enrollment period is at the beginning of each quarter, you will be able to enroll April 1, 1999 if you begin employment with the Company before September 30,1998. Currently, Vixel matches up to 6% on a quarterly basis.

As a condition of employment you will be required to sign the Company standard at will Employment Agreement, which contains a customary covenant not to compete, assignment of rights, and an agreement to keep company information confidential.

We believe that the challenges we face at Vixel will be exciting to you. We look forward to your acceptance of our offer by returning one signed copy to me. Our objective is to close this discussion this week and to have you begin full-time employment with Vixel by September 21 or earlier. If you have any additional questions or require clarification on any points, please feel free to give me a call at your convenience

Very truly yours,

/s/ Greg Olbright


Greg Olbright
President and CEO

I hereby accept employment with Vixel Corporation under the terms stated in this letter.


/s/ Kurtis L. Adams                                          8/20/98
---------------------------                         ---------------------------
Name                                                           Date

                                Vesting Schedule



                           Amount                  Cumulative
   Month                   Vesting                Vested Amount
   -----                   -------                -------------
   1-11                         0                         0
     12                    43,750                    43,750
     13                     3,646                    47,396
     14                     3,646                    51,042
     15                     3,646                    54,688
     16                     3,646                    58,334
     17                     3,646                    61,980
     18                     3,646                    65,626
     19                     3,646                    69,272
     20                     3,646                    72,918
     21                     3,646                    76,564
     22                     3,646                    80,210
     23                     3,646                    83,856
     24                     3,646                    87,502
     25                     3,646                    91,148
     26                     3,646                    94,794
     27                     3,646                    98,440
     28                     3,646                   102,086
     29                     3,646                   105,732
     30                     3,646                   109,378
     31                     3,646                   113,024
     32                     3,646                   116,670
     33                     3,646                   120,316
     34                     3,646                   123,962
     35                     3,646                   127,608
     36                     3,646                   131,254
     37                     5,729                   136,983
     38                     5,729                   142,712
     39                     5,729                   148,441
     40                     5,729                   154,170
     41                     5,729                   159,899
     42                     5,729                   165,628
     43                     5,729                   171,357
     44                     5,729                   177,086
     45                     5,729                   182,815
     46                     5,729                   188,544
     47                     5,729                   194,273
     48                     5,727                   200,000